Exhibit 99.1

FOR IMMEDIATE RELEASE
BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Second Quarter 2007

Comparable Restaurant Sales Increased 3.7%

Minneapolis, Minnesota, July 10, 2007. BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 3.7% for the second quarter of fiscal 2007 as compared to the same period last year. The increase reflects the eleventh consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants. The Company also announced that preliminary total revenue increased 1.7% in the second fiscal quarter to approximately $62.1 million as compared to $61.0 million in the same period of the prior year. The difference between the comparable restaurant sales increase and the preliminary total revenue increase was due to the closure of two underperforming restaurants in the first half of 2007.

For the first two quarters of fiscal 2007, Buca di Beppo comparable restaurant sales increased 1.9% as compared to the same period last year. The Company also announced that preliminary total revenue decreased 0.8% in the first two quarters of fiscal 2007 to approximately $124.9 million as compared to $125.9 million in the same period of the prior year. The decrease in revenue was primarily due to a shift in the Company’s fiscal calendar caused by the 53rd week of fiscal 2006 which removed the relatively high sales week prior to and including New Year’s Eve from the Company’s fiscal first quarter, the negative impact of adverse weather conditions in the fiscal first quarter and the closure of two underperforming restaurants in the first half of 2007.

About the Company:

BUCA, Inc. owns and operates 91 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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